Exhibit 10.1

FIRST AMENDMENT TO THE
VANGUARD NATURAL RESOURCES, LLC
LONG-TERM INCENTIVE PLAN

This First Amendment (the “First Amendment”) to the Vanguard Natural Resources, LLC Long-Term Incentive Plan, as amended from time to time (the “Plan”), is made effective as of the effective date of the Plan (the “Amendment Effective Date”), by Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously established the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company and its affiliates;

WHEREAS, Section 7(a) of the Plan provides the Company’s board of directors (the “Board”) with the authority to amend the Plan in any manner; and

WHEREAS, the Board now desires to amend the Plan regarding the manner in which distribution equivalent rights (“DERs”) may be granted under the Plan.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date:

1.           The definition of “Award” in Section 2 of the Plan is hereby deleted and replaced in its entirety with the following:

“Award” means an Option, Unit Appreciation Right, Restricted Unit, Phantom Unit, Unit Award, or stand-alone DER granted under the Plan, and includes, as appropriate, any tandem DERs granted with respect to an Award (other than a Restricted Unit or a Unit Award).

2.           The definition of “DER” in Section 2 of the Plan is hereby deleted and replaced in its entirety with the following:

“DER” means a contingent right, granted alone or in tandem with a specific Award (other than a Restricted Unit or a Unit Award), to receive with respect to each Unit subject to the Award an amount in cash (or with respect to a DER granted in tandem with a Phantom Unit, an amount in cash, Units, and/or Phantom Units, as determined by the Committee in its sole discretion), equal in value to the distributions made by the Company with respect to a Unit during the period such Award is outstanding.

3.           Section 6(b)(i) of the Plan shall be deleted, and subsections (ii), (iii), and (iv) of Section 6(b) of the Plan shall be renumbered as subsections (i), (ii), and (iii), respectively.

4.           Section 6(d) of the Plan shall be re-designated as Section 6(e) of the Plan.

5.           The following shall be added as a new Section 6(d) of the Plan:

DERs. To the extent provided by the Committee, in its discretion, an Award (other than a Restricted Unit or Unit Award) may include a tandem DER grant (or a DER may be issued as a stand-alone Award), which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be “reinvested” into additional Awards and be subject to the same or different vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in the Award Agreement, upon a distribution with respect to a Unit, cash equal in value to such distribution shall be paid promptly to the Participant without vesting restrictions.  Notwithstanding the foregoing, DERs shall only be paid in a manner that is either exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

6.           Except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer, effective as of the Amendment Effective Date.

VANGUARD NATURAL RESOURCES, LLC

By:           /s/ Scott W. Smith
Scott W. Smith
President and Chief Executive Officer